Exhibit 99.1
News Release

COMPANY CONTACT	MEDIA CONTACT
Doug Baker	William J. Spina
Chief Financial Officer	781.378.2000
Nano-Proprietary, Inc.	wjs_ptnrs@msn.com
248.391.0612
dbaker@appliednanotech.net

Nano-Proprietary, Inc. Announces New Trading Symbol

Austin, TX, June 30, 2008 – Nano-Proprietary, Inc. (OTC BB: NNPP) announced that that its new trading symbol, effective with the start of trading, tomorrow, Tuesday, July 1, 2008, will be APNT. The new symbol is required as a result of the change in the Company’s name to Applied Nanotech Holdings, Inc., also effective on the same date. This new symbol was assigned by NASDAQ, operator of the OTC Bulletin Board.

Shareholders that hold shares in certificate form do not need to take any action. Existing certificates with the name Nano-Proprietary, Inc. on them will still represent ownership in Applied Nanotech Holdings, Inc.

ABOUT APPLIED NANOTECH HOLDINGS, INC.

Applied Nanotech Holdings, Inc., formerly Nano-Proprietary, Inc., is a holding company consisting of two wholly owned operating subsidiaries. Applied Nanotech, Inc. is a premier research and commercialization organization dedicated to developing applications for nanotechnology with an extremely strong position in the fields of electron emission applications from carbon film/nanotubes, sensors, functionalized nanomaterials, and nanoelectronics. Electronic Billboard Technology, Inc. possesses technology related to electronic digitized sign technology. The Companies have over 250 patents or patents pending. Nano-Proprietary’s business model is to license its technology to partners that will manufacture and distribute products using the technology. Applied Nanotech’s website is www.nano-proprietary.com.

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